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                                                            EXHIBIT 10.1

                          AGREEMENT

     THIS AGREEMENT ("Agreement") is entered into effective as of January 21, 1997, between MICHAELS STORES, INC.
("Michaels") and R. DON MORRIS ("Morris").

     WHEREAS, Morris has been an employee and officer of Michaels and in such capacities has performed services for Michaels; and

     WHEREAS, Morris wishes to retire from the positions he holds with Michaels; and

     WHEREAS, the parties wish to set forth in full their agreement regarding certain matters;

     NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     Section 1.     Resignation as Officer; Continued
Employment.  Morris hereby resigns as an officer of Michaels and from any position he holds with Michaels and any subsidiary of
Michaels (including without limitation fiduciary appointments),
effective as of March 24, 1997.   Morris shall remain a non-officer
employee of Michaels from March 25, 1997 through September 30,
1997, and for his services as such shall be compensated at a rate equal to his current base salary, subject to all applicable or customary tax, benefits and insurance premium withholding requirements, and in accordance with Michaels' customary payroll practices, for such period. During the period of such continued employment, Michaels will provide Morris with office space, furniture and equipment reasonably adequate to facilitate his performance of the duties of such employment, and will provide standard utilities and local telephone service at the location of such office space. Morris will promptly reimburse Michaels for any out of pocket expenses (excluding the allocated costs of rent, utilities and local telephone service) incurred in connection with such office space, furniture and equipment (including without limitation the costs of supplies and long distance telephone charges) which exceed $500 in any month during such period. Any charges incurred by Morris in connection with any cellular or car telephone shall be at his sole expense.

     Section 2. Effectiveness. Upon the expiration of the 7-day revocation period described in Section 25 below, this Agreement will become effective as of the date first set forth above, unless Morris revokes the Agreement during such revocation period. If the Agreement becomes effective, it may not thereafter be revoked by either party.

     Section 3.     Benefits.

          (a) Retirement/Death Benefits. Subject to the terms of Section 13 below, Michaels agrees to pay Morris monthly retirement and/or death benefits of $15,000, subject to all applicable or customary tax, benefits and insurance premium withholding requirements (including without limitation Morris' (or his current eligible dependents') share of the cost of health care benefits as provided in Section 3(b) below), beginning on October 1, 1997 and continuing on the first day of each month thereafter until the later to occur of (i) Morris' death or (ii) September 1, 2012. If Morris dies before September 1, 2012, the payments under this Section shall be to such beneficiary as designated in writing to Michaels by Morris, or, if no beneficiary has been so designated, such payments shall be paid to Morris' estate. The retirement/death benefits provided for in this Section are agreed to with the expectation that Michaels will obtain a benefit from the agreements contained in Section 13 below.

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          (b)  Health Care Benefits.  Michaels will permit
Morris and his current eligible dependents to participate in Michaels' medical plan on substantially the same basis as senior executive employees and their eligible dependents participate in such medical plan from time to time. If such continued participation is not possible for any reason, Michaels will purchase health insurance coverage for Morris and his current eligible dependents that provides, to the extent practicable, reasonably comparable benefits. Such medical plan participation or insurance coverage will terminate with respect to Morris upon the earliest to occur of (i) August 6, 2004, (ii) the date of Morris' death or (iii) the date on which Morris becomes eligible to receive similar benefits from another person or entity; and will terminate with respect to any current eligible dependent on the earliest to occur of (A) the date on which the dependent ceases to be an eligible dependent (as determined under the terms of the Michaels medical plan in effect from time to time),
(B) the date on which the dependent becomes eligible to receive Medicare or similar benefits from another person or entity or (C) September 30, 2012. Notwithstanding anything to the contrary contained herein, beginning on October 1, 1997 the cost of such benefits, whether provided under the Michaels medical plan or other insurance coverage, based on COBRA rates applicable to senior executive employees from time to time, shall be shared equally by Michaels and Morris (or his current eligible dependents, as the case may be). In the event that any monthly retirement/death benefit provided for in Section 3(a) above is reduced pursuant to the terms of Section 13 below to an amount less than Morris' (or his current eligible dependents') share of the cost of the health care benefits provided hereunder for such month, then such shortfall will be paid by Michaels on Morris' (or his current eligible dependents') behalf, and the Reduction Amount (as defined in Section 13), and the $1,570,000 maximum total reduction specified in Section 13, shall both be increased by an amount equal to the amount of such shortfall so paid by Michaels.

          (c)  Whole Life Insurance Policy Premiums.
Michaels will pay to Morris the current monthly premium for 55 months with respect to that certain Whole Life - Adjustable Insurance Policy issued by Northwestern Mutual Life Insurance Company ("Northwestern"), dated October 2, 1991, Policy Number 11 917 570, beginning with the premium due in June 1997, subject to all applicable withholding requirements.

          (d) Split-Dollar Insurance. Michaels and Morris are parties to that certain Contributory Split-Dollar Insurance Agreement dated February 28, 1990 (the "Split-Dollar Agreement"). Michaels hereby forgives and discharges the loan to Morris described in Article Three of the Split-Dollar Agreement, and will execute and deliver to Morris a reassignment of the Insurance Contract (as defined in Article One of the Split-Dollar Agreement) or a release of the original collateral assignment of the Insurance Contract. It is acknowledged and agreed that Michaels will make no further payments under or with respect to the Split-Dollar Agreement or the Insurance Contract.

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          (e)  Liability Insurance.  Michaels will cause
Morris to continue to be covered under a policy of officers' and directors' liability insurance with respect to Morris' prior services as an executive officer of Michaels which will provide coverage that is comparable to that provided to other individuals serving as executive officers of Michaels during the period of such prior service by Morris.

          (f) Automobile. Morris may continue to use the automobile leased for his use by Michaels and currently in his possession until the expiration of the applicable lease in December 1997, whereupon Michaels will enable Morris to purchase such automobile at the purchase price stated in such lease. During the term of such lease, Michaels shall continue to make all rent payments required thereunder. Morris will be solely liable for all operating costs associated with such automobile, including without limitation fuel, oil, parts (other than parts required in connection with any routine maintenance in accordance with the manufacturer's recommended maintenance schedule), tires and paint, but excluding insurance premiums and the costs of routine maintenance in accordance with the manufacturer's recommended maintenance schedule, which will continue to be paid by Michaels.

          (g) AAirpass. Michaels hereby transfers and assigns to Morris its interest in and to the American Airlines
AAirpass (the "AAirpass") purchased for his use by Michaels and currently in his possession. Morris hereby assumes full responsibility for all current and future charges, fees and assessments incurred under or with respect to the AAirpass, agrees to indemnify Michaels and hold it harmless from and against any and all such charges, fees and assessments and agrees promptly to execute and deliver a standard American Airlines form of Assumption
Agreement relating to the AAirpass.

          (h)  Tax Information.  Michaels will use
reasonable efforts to provide to Morris information which is in Michaels' possession or subject to its control and which is requested by Morris in connection with the preparation of his personal tax returns.

     Section 4. Assistance with Litigation. Morris will make himself available and will assist Michaels and its affiliates in connection with any litigation in which Michaels or any of its affiliates is now or may become involved, including without limitation that certain action styled Steven Kalodner, et al. v. Michaels Stores, Inc., et al. pending in the United States District Court for the Northern District of Texas, Dallas Division. Any reasonable costs and expenses incurred by Morris in providing such assistance will be promptly reimbursed, or paid in advance, by Michaels.

     Section 5. Taxes. Morris shall promptly pay and be solely liable for all income and other taxes and charges imposed on Morris as a result of payments made or other benefits provided to him pursuant to this Agreement.

     Section 6. Return of Property. Morris shall promptly return to Michaels all property of Michaels in Morris' possession or subject to his control, except that Morris shall be entitled to keep as his personal property (a) the personal computer and related equipment and software currently located in his office at Michaels and (b) two fax machines currently located at his residences. As between Morris and Michaels, Morris will be solely liable for all charges incurred for periods after March 24, 1997 in connection with any property, services or benefits whatsoever, including without limitation charges incurred in connection with any cellular or car telephone, except as otherwise specifically provided in this Agreement.

     Section 7.     Advice in Writing.  Michaels hereby advises
Morris to consult with an attorney of his choice prior to signing this Agreement.

     Section 8. Period of Consideration. It is acknowledged and agreed that Morris has at least twenty-one (21) days to consider whether to execute this Agreement.

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     Section 9.     Voluntary Act.  Morris represents and agrees
that he has thoroughly discussed all aspects of this Agreement with his attorney, that Morris is fully aware of his right to discuss any and all aspects of this matter with an attorney of his choice, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

     Section 10. Release. Except for Michaels' continuing obligations under this Agreement, Morris, his representatives, heirs, successors and assigns do hereby completely release and forever discharge Michaels, its parent, affiliated and subsidiary corporations and entities, and its current and former officers, directors, shareholders, agents, employees, attorneys, successors and assigns from all claims, rights, demands, actions, liabilities, causes of action and obligations of any kind whatsoever, whether known or unknown, suspected or unsuspected, which Morris may now have or has ever had against them (collectively, "Claims") including, but not limited to, Claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended.

     Section 11. Confidential Information. Morris agrees to hold confidential, and not to disclose to any person, firm, corporation or agency, any trade secret information gained in the course of his employment with, or engagement as a consultant by, Michaels concerning Michaels and/or any of its affiliates, subsidiaries, parents, predecessors or related entities and any confidential information concerning Michaels or any of its affiliates, subsidiaries, parents, predecessors or related entities, except if such disclosure is required by law or legal process. Confidential information shall include, without limitation, information concerning financial affairs, business plans, proprietary statistics, reports, pricing information, customer or supplier data or contracts, but shall not include information that is or becomes publicly available other than as a result of Morris' violation of his obligations hereunder or information that is or becomes available to Morris on a non-confidential basis from another source not bound, to Morris' knowledge, by any contractual, fiduciary or other obligation of confidentiality owed to Michaels or any of its affiliates, subsidiaries, parents, predecessors or related entities.

     Section 12. Non-Interference with Business Relationships. Morris agrees that, for a period of 18 months from the effective date of this Agreement, Morris will not solicit, entice or otherwise induce any employee of Michaels (or of any franchisee, subsidiary or affiliate of Michaels) to leave the employ of Michaels (or of any such franchisee, subsidiary or affiliate) for any reason whatsoever; nor will Morris directly or indirectly hire or aid, assist or abet any other person or entity in soliciting or hiring any employee of Michaels (or of any such franchisee, subsidiary or affiliate); nor will Morris otherwise intentionally interfere with any contractual or other business relationship between Michaels (or any such franchisee, subsidiary or affiliate) and any other person or entity.

     Section 13.    Stock Options.  Morris and Michaels
acknowledge and agree that the options held by Morris as of the date hereof (the "Options") to purchase a total of 283,250 shares of Michaels' Common Stock (the "Common Stock"), granted to him pursuant to the terms of Michaels' Key Employee Stock
Compensation Program, shall survive Morris' retirement and the termination of Morris' employment and may be exercised in whole or in part by Morris, subject to all of the other terms and conditions of the Options, including without limitation the vesting and termination provisions thereof. The retirement/death benefits provided for in Section 3(a) hereof will be reduced (up to a maximum total reduction of $1,570,000) by an amount (the
"Reduction Amount") equal to 33 percent of the difference between
(a) the aggregate fair market value of the shares of Common Stock received by Morris upon exercise of the Options, measured at the date(s) of exercise ("Fair Market Value"), and (b) the aggregate price paid by Morris to Michaels to exercise the Options (the "Exercise Price"), but only to the extent such difference exceeds $1,000,000. The Reduction Amount will be applied to reduce the next monthly retirement/death benefit to be paid after the exercise of any of the Options results in the cumulative Fair Market Value exceeding the cumulative Exercise Price by at least $1,000,000, then to each succeeding monthly payment obligation until the total Reduction
Amount has been exhausted or the $1,570,000 maximum total reduction has been reached.

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     For example:

     If the Fair Market Value of 200,000 shares of
     Common Stock received by Morris upon his first exercise of Options is $4,500,000 ($22.50 per share) and the Exercise Price of such Options is $2,500,000
     ($12.50 per share), then the Reduction Amount is calculated as follows:

                             $4,500,000
                             (2,500,000)
                              2,000,000
                             (1,000,000)
                              1,000,000
                                  x 33%
     Reduction Amount:           $   330,000

     In this example, the next following 22 monthly payments provided for in Section 3(a) above will be reduced to zero. Furthermore, additional monthly payments will be reduced upon Morris' subsequent exercise of additional Options by amounts equal to the difference between the Fair Market Value of the additional shares so acquired and the Exercise Price of such additional Options.

If, at the time an Option is exercised, the shares of Common Stock are admitted to trading on a national securities exchange for which sale prices are regularly reported, the Fair Market Value of the shares covered by such Option shall be the last reported trade price of the Common Stock on that exchange on the date of exercise. For purposes of the preceding sentence, the term "national securities exchange" shall include without limitation the National Association of Securities Dealers Automated Quotation System and the over-the-counter market. In the event that Morris assigns or transfers any of the Options or any interest therein, Morris will be deemed for purposes of this Section to have exercised such Options on the date of such assignment or transfer, to have received the shares of Common Stock covered thereby and to have paid the Exercise Price of such Options. Notwithstanding anything to the contrary contained herein, the Reduction Amount, and the $1,570,000 maximum total reduction specified above, shall both be subject to increase as provided in Section 3(b) above.

     Section 14. Equitable Remedies. Morris expressly affirms and recognizes that this Agreement contains obligations which, in the event of his breach thereof, afford Michaels no adequate remedy at law. As a result thereof, in the event of Morris' breach, or threatened breach, of any term or provision contained in this Agreement, Morris agrees that Michaels shall be entitled to both temporary and permanent injunctive relief. The right of Michaels to such relief shall not be construed to prevent Michaels from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including without limitation the recovery of monetary damages.

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     Section 15.    Expenses of Counsel.  Each party agrees that
he or it, respectively, will pay and be solely responsible for all legal and other fees and expenses incurred by him or it in connection with the negotiation, preparation and execution of this Agreement. In the event either party in any respect breaches the terms and conditions of this Agreement, or threatens to do the same, and in the event that it becomes necessary for the other party to employ legal counsel to enforce any provision of this Agreement or to seek or obtain relief through legal proceedings on account of such breach or threatened breach of this Agreement, the breaching party (or the party threatening to breach this Agreement) shall pay to the other party reasonable attorneys' fees, as well as all court costs, disbursements and other expenses of any nature whatsoever, which such other party may expend or incur in connection with the enforcement of this Agreement or of any rights and remedies provided by this Agreement.

     Section 16. Non-Denigration. Michaels and Morris agree that it or he will not criticize, denigrate or otherwise speak adversely against the other in regard to past or present activities.

     Section 17.    Amendment.  This Agreement may be
amended, modified or supplemented only by an instrument in writing executed by both of the parties hereto.

     Section 18. Assignment. Neither this Agreement nor any right or obligation created hereby shall be assignable by either party hereto, without the express written permission of the other party, except by operation of law, including, but not limited to, the applicable laws of descent and distribution.

     Section 19. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes any and all other agreements between the parties hereto with respect to the subject matter hereof.

     Section 20.    Governing Law.  THIS AGREEMENT
AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES
HERETO SHALL BE GOVERNED BY AND CONSTRUED
AND ENFORCED IN ACCORDANCE WITH THE
SUBSTANTIVE LAWS (BUT NOT THE RULES
GOVERNING CONFLICTS OF LAWS) OF THE STATE OF
TEXAS.  THE PARTIES AGREE THAT THIS AGREEMENT
SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS.

     Section 21. Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and yet be legal, valid and enforceable.

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     Section 22.    Headings.  The headings, captions and
arrangements used herein are for convenience only and shall not be deemed to limit, amplify or modify the terms hereof, nor affect the meaning thereof.

     Section 23. Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     Section 24.    Parties Bound. This Agreement shall be
binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and permitted assigns.

     Section 25. Revocation Period. It is expressly agreed that for seven (7) days following execution of this Agreement by Morris, Morris may revoke this Agreement; it is further expressly agreed by the parties that this Agreement shall not become effective or enforceable until the seven (7) day revocation period described above has expired without Morris' having exercised his right to revoke this Agreement.

     EXECUTED effective as of the date first set forth above.

                              MICHAELS STORES, INC.


                              By:  ____________________________________
                                   Sam Wyly
                                   Chairman of the Board of Directors

                                   ____________________________________
                                   R. Don Morris